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FOR IMMEDIATE RELEASE                              FOR MORE INFORMATION CONTACT:
                                                   BARRON BENESKI (703) 406-5000

                  ORBITAL BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

(DULLES, VA 30 OCTOBER 1998) - Orbital Sciences Corporation (NYSE: ORB) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on November 13, 1998. The Rights Plan, which is similar to plans adopted by more than 1,900 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. Orbital's adoption of the Rights Plan is intended to protect the rights of its stockholders and is not in response to any acquisition proposal. The Rights Plan will assist the company's Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the company and its stockholders of the opportunity to obtain the most attractive price for their shares.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of Orbital Common Stock. Each right initially would entitle the holder thereof to purchase one one-thousandth of a share of Preferred Stock. One one-thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The rights will expire on October 31, 2008.

At the time of adoption of the Rights Plan, the rights are neither exercisable nor traded separately from the Common Stock. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of Orbital's Common Stock or announces a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock. Ten days after a public announcement that a person or group has become the beneficial owner of 15% or more of the Common Stock, each holder of a right, other than the acquiring person or group, would be entitled to purchase one share of Common Stock of the company for each right at one-half of the then-current market price. If the company is acquired in a merger, or 50% or more of the company's assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 15% or more of the Common Stock, Orbital's Board of Directors may exchange one share of Common Stock for each right, other than rights held by the acquiring person or group. The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock. The redemption price is $0.005 per right.


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ORBITAL BOARD ADOPTS STOCKHOLDER RIGHTS PLAN
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Details of the Rights Plan will be mailed to all stockholders of the company.

Orbital is one of the largest space and information systems companies in the world, with 1998 revenues of approximately $750 million. The company, which is headquartered in Dulles, Virginia, employs 4,200 people at its major facilities in eight states and several international locations. Orbital is the world's leading manufacturer of low-cost space systems and products, including satellites, launch vehicles, electronics and sensors, satellite ground systems and software, and satellite-based navigation and communications products. Through its ORBCOMM and ORBIMAGE subsidiaries, Orbital is also a pioneering operator of satellite networks that provide data communications and high-resolution imagery services to customers all around the world.


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Note to editors: To learn more about Orbital Sciences Corporation and to access our recent press releases, visit the company's web site at www.orbital.com.











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